EXHIBIT 99







Berkshire Hathaway Inc.                     GEICO Corporation
1440 Kiewit Plaza                           5260 Western Avenue
Omaha, Nebraska 68131                       Washington, D.C. 20076


         JOINT PRESS RELEASE (FOR IMMEDIATE RELEASE)


         Berkshire Hathaway Agrees to Buy Balance of
                GEICO Stock for $70 Per Share


Omaha, Neb. and Washington, D.C., August 25, 1995 -- Berkshire Hathaway Inc. (NYSE:BRK) and GEICO Corporation (NYSE:GEC) today announced that they have agreed that Berkshire Hathaway will acquire all the GEICO shares it does not now own for $70 per share, or approximately $2.3 billion. The transaction will take the form of a merger of a newly formed subsidiary of Berkshire Hathaway into GEICO in which GEICO's shares not owned by Berkshire Hathaway will be converted into cash. The Merger Agreement has been approved by the Boards of Directors of both companies.

          As a result of the transaction, GEICO will become a subsidiary of Berkshire Hathaway. Olza M. (Tony) Nicely and Louis A. Simpson will continue as Co-Presidents and Co- Chief Executives of GEICO. They noted that, since GEICO will continue to be run by its present management team as a separate business operation, they and Warren E. Buffett, the Chairman of Berkshire Hathaway, do not expect any reduction in staff at GEICO as a result of the merger.






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          The merger is subject to the required approval of
state insurance regulators and to the approval of the holders of 80% of GEICO's stock. Since Berkshire Hathaway owns about 51% of GEICO's outstanding shares, this means that the holders of a majority of GEICO's shares not owned by Berkshire Hathaway must also vote in favor of the merger in order for it to be approved. Pursuant to an order of the insurance regulatory authorities issued in connection with Berkshire Hathaway's purchase of GEICO stock in 1976, Berkshire Hathaway has granted a proxy to an independent bank which in voting such shares is guided solely by its judgment as to the best interests of Berkshire Hathaway.

          The parties expect the closing of the merger to take place in early January 1996. The Merger Agreement permits the GEICO Board of Directors, if so required by its fiduciary duties, to consider an unsolicited proposal for an alternative transaction, to withdraw its recommendation of the merger and to terminate the Merger Agreement.

          Mr. Buffett said:

          "In 1951, when I was 20, I invested well over half of my net worth in GEICO. I felt very comfortable with that commitment, and I feel equally comfortable with the major commitment that Berkshire Hathaway has made today.






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          "GEICO delivers auto insurance in an
extraordinarily efficient manner that benefits its more than
2.5 million policyholders as well as its owners. GEICO will be run in the future as in the past: It's impossible to improve on the jobs done by Tony Nicely in underwriting and Lou Simpson in investments.

          "On a personal note, I would like to thank Lorimer A.
Davidson, former CEO of GEICO, for first opening my eyes to the potential for GEICO some 44 years ago."

          Mr. Nicely and Mr. Simpson added:

          "Since GEICO's founding in 1936 the value of our franchise has been based on high quality service and low operating cost. We believe that the merger with Berkshire Hathaway will enable GEICO to become even more efficient and thus benefit our customers and fellow associates. We are looking forward to continuing our long working relationship with Warren Buffett and many years of growth."

                      [End of Release]